Exhibit 99.1

Sunnova Reports First Quarter 2024 Financial Results

First Quarter 2024 Highlights

•	Deployed 27,000 customers in the first quarter of 2024; bringing total customer count to 438,500 as of March 31, 2024;

•	Total Adjusted Operating Expense decreased in the first quarter of 2024 compared to the prior quarter;

•	Unrestricted Cash increased $18.9 million in the first quarter of 2024 compared to the prior quarter; and

•	Selected as exclusive national solar and battery storage services provider for The Home Depot.

HOUSTON, May 1, 2024 (BUSINESS WIRE) - Sunnova Energy International Inc. (“Sunnova”) (NYSE: NOVA), a leading adaptive energy services company, today announced financial results for the first quarter ended March 31, 2024.

“Our team is squarely focused on increasing our cash generation and maintaining our margins. Through continued cost efficiencies, maximizing our asset-level financing, further utilizing investment tax credit adders, and re-focusing on our core adaptive energy customers, we expect to be able to drive improved performance, all while remaining true to the values that have driven Sunnova forward for the last twelve years,” said William J. (John) Berger, Sunnova’s founder and CEO. “Our core value thesis remains strong and intact, and homeowners and businesses continue to see the benefits of becoming Sunnova customers in the face of rising utility rates and grid instability. As we look to the remainder of 2024, we remain steadfast in our commitment to delivering an exceptional customer experience, implementing top, industry-leading technologies to deliver customized energy solutions for our customers, and driving positive cash generation and value creation for our shareholders.”

Berger continued, “During the first quarter we acted on several initiatives such as rebalancing our capital expenditure budget and updating our pricing that will continue to bolster our cash generation. Early success helped us to increase our unrestricted cash balance by $18.9 million this quarter. Our ongoing progress gives us confidence in our ability to increase our cash efficiency, giving us conviction in our cash generation outlook for 2025 and beyond.”

First Quarter 2024 Results

Revenue decreased by $0.8 million to $160.9 million for the three months ended March 31, 2024, compared to $161.7 million for the three months ended March 31, 2023. This decrease was driven largely by $36.3 million of lower inventory sales revenue and a decrease of $2.8 million in service revenue. This was partially offset by an increase of $37.3 million in revenue from our core adaptive energy customers in the form of PPA, lease, SREC, loan, and cash sales revenue.

Total operating expense, net increased by $34.6 million to $245.1 million for the three months ended March 31, 2024, compared to the three months ended March 31, 2023. This increase was driven primarily by an increase in the number of solar energy systems in service, higher general and administrative expense, and higher other cost of revenue associated with Sunnova’s growing direct sales, cash sales, and repair services businesses. This was partially offset by lower cost of revenue from inventory sales and an increase in other operating income primarily due to changes in the fair value of certain financial instruments and contingent consideration.

Adjusted Operating Expense increased by $29.9 million to $108.3 million for the three months ended March 31, 2024, compared to the three months ended March 31, 2023. This increase was primarily the result of an increased number of solar energy systems in service and higher general and administrative expense.

Sunnova incurred a net loss of $90.1 million for the three months ended March 31, 2024, compared to a net loss of $110.3 million for the three months ended March 31, 2023. This lower net loss was primarily the result of ITC sales that resulted in an income tax benefit, an increase in interest income, primarily due to our larger customer loan portfolio, and an increase in other operating income primarily due to changes in the fair value of certain financial instruments and contingent consideration. This was partially offset by higher operations and maintenance expense and higher general and administrative expense.

Adjusted EBITDA was $46.4 million for the three months ended March 31, 2024, compared to $14.6 million for the three months ended March 31, 2023. This increase was primarily the result of investment tax credit sales, which began in the third quarter of 2023.

Principal proceeds from customer notes receivable (net of amounts recorded in revenue) and proceeds from investments in solar receivables was $41.9 million for the three months ended March 31, 2024, compared to $31.2 million for the three months ended March 31, 2023. This increase was primarily due to our larger customer loan portfolio.

Interest income was $35.7 million for the three months ended March 31, 2024, compared to $24.8 million for the three months ended March 31, 2023. This increase was also primarily due to our larger customer loan portfolio.

Liquidity & Capital Resources

As of March 31, 2024, Sunnova had total cash of $487.5 million, including restricted and unrestricted cash.

2024 Full Year Guidance

We are lowering our guidance for customer additions. As Sunnova re-focuses on its core adaptive energy customers it now expects full year 2024 customer additions to fall between 140,000 and 150,000.

We are reaffirming our guidance for Adjusted EBITDA, interest income, and principal proceeds from customer notes receivable, net of amounts recorded in revenue, and proceeds from investments in solar receivables.

•	Customer additions between 140,000 and 150,000;

•	Adjusted EBITDA between $350 million and $450 million;

•	Interest income between $150 million and $190 million; and

•	Principal proceeds from customer notes receivable, net of amounts recorded in revenue, and proceeds from investments in solar receivables between $210 million and $250 million.

Non-GAAP Financial Measures

We present our operating results in accordance with accounting principles generally accepted in the U.S. (“GAAP”). We believe certain financial measures, such as Adjusted EBITDA and Adjusted Operating Expense, which are non-GAAP measures, provide users of our financial statements with supplemental information that may be useful in evaluating our business. We use Adjusted EBITDA and Adjusted Operating Expense as performance measures and believe investors and securities analysts also use Adjusted EBITDA and Adjusted Operating Expense in evaluating our performance. While Adjusted EBITDA effectively captures the operating performance of our leases and PPAs, it only reflects the service portion of the operating performance under our loan agreements. Therefore, we separately show customer P&I payments. Adjusted EBITDA is also used by our management for internal planning purposes, including our consolidated operating budget, and by our board of directors in setting performance-based compensation targets. We believe that such non-GAAP measures, when read in conjunction with our operating results presented under GAAP, can be used both to better assess our business from period to period and to better assess our business against other companies in our industry, without regard to financing methods, historical cost basis or capital structure. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP measures, if any, reported by other companies. In addition, other companies may not publish these or similar measures. Such non-GAAP measures should be considered as a supplement to, and not as a substitute for, financial measures prepared in accordance with GAAP. Sunnova is unable to reconcile projected Adjusted EBITDA and Adjusted Operating Expense to the most comparable financial measures calculated in accordance with GAAP because of fluctuations in interest rates and their impact on our unrealized and realized interest rate hedge gains or losses. Sunnova provides a range for the forecasts of Adjusted EBITDA and Adjusted Operating Expense to allow for the variability in the timing of cash receipts and disbursements, customer utilization of our assets, and the impact on the related reconciling items, many of which interplay with each other. Therefore, the reconciliation of projected Adjusted EBITDA and Adjusted Operating Expense to projected net income (loss) and total operating expense, as the case may be, is not available without unreasonable effort.

Conference Call Information

Sunnova is hosting a conference call for analysts and investors to discuss its first quarter 2024 results at 8:00 a.m. Eastern Time, on May 2, 2024. The conference call can be accessed live over the phone by dialing 833-470-1428 (toll-free) or 404-975-4839. The access code for the live call is 282028.

A replay will be available two hours after the call and can be accessed by dialing 866-813-9403 (toll-free) or 929-458-6194. The access code for the replay is 195253. The replay will be available until May 9, 2024.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of Sunnova’s website.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or Sunnova’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “going to,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern Sunnova’s expectations, strategy, priorities, plans or intentions. Forward-looking statements in this release include, but are not limited to, statements regarding our level of growth, customer value propositions, technological developments, service levels, the ability to achieve our 2024 operational and financial targets, operating performance, including its outlook and guidance, demand for Sunnova’s products and services, future financing and ability to raise capital therefrom, discussions of planned sales of loans, and references to Adjusted EBITDA and customer P&I payments from solar loans. Sunnova’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks regarding our ability to forecast our business due to our limited operating history, supply chain uncertainties, results of operations and financial position, our competition, changes in regulations applicable to our business, fluctuations in the solar and home-building markets, availability of capital, and our ability to attract and retain dealers and customers and manage our dealer and strategic partner relationships. The forward-looking statements contained in this release are also subject to other risks and uncertainties, including those more fully described in Sunnova’s filings with the Securities and Exchange Commission, including Sunnova’s annual report on Form 10-K for the year ended December 31, 2023 and subsequent quarterly reports on Form 10-Q. The forward-looking statements in this release are based on information available to Sunnova as of the date hereof, and Sunnova disclaims any obligation to update any forward-looking statements, except as required by law.

About Sunnova

Sunnova Energy International Inc. (NYSE: NOVA) is an industry-leading adaptive energy services company focused on making clean energy more accessible, reliable, and affordable for homeowners and businesses. Through its adaptive energy platform, Sunnova provides a better energy service at a better price to deliver its mission of powering energy independence. For more information, visit sunnova.com.

SUNNOVA ENERGY INTERNATIONAL INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts and share par values)

	As of March 31, 2024	As of December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$231,711	$212,832
Accounts receivable—trade, net	35,756	40,767
Accounts receivable—other	163,724	253,350
Other current assets, net of allowance of $4,649 and $4,659 as of March 31, 2024 and December 31, 2023, respectively	386,222	429,299

Total current assets	817,413	936,248
Property and equipment, net	6,042,158	5,638,794
Customer notes receivable, net of allowance of $111,576 and $111,818 as of March 31, 2024 and December 31, 2023, respectively	3,890,835	3,735,986
Intangible assets, net	126,539	134,058
Other assets	938,629	895,885

Total assets (1)	$11,815,574	$11,340,971

Liabilities, Redeemable Noncontrolling Interests and Equity
Current liabilities:
Accounts payable	$374,861	$355,791
Accrued expenses	87,626	122,355
Current portion of long-term debt	493,496	483,497
Other current liabilities	146,449	133,649

Total current liabilities	1,102,432	1,095,292
Long-term debt, net	7,273,736	7,030,756
Other long-term liabilities	1,117,617	1,086,011

Total liabilities (1)	9,493,785	9,212,059
Redeemable noncontrolling interests	187,312	165,872
Stockholders’ equity:
Common stock, 123,971,555 and 122,466,515 shares issued as of March 31, 2024 and December 31, 2023, respectively, at $0.0001 par value	12	12
Additional paid-in capital—common stock	1,766,966	1,755,461
Accumulated deficit	(162,973)	(228,583)

Total stockholders’ equity	1,604,005	1,526,890
Noncontrolling interests	530,472	436,150

Total equity	2,134,477	1,963,040

Total liabilities, redeemable noncontrolling interests and equity	$11,815,574	$11,340,971

(1)

The consolidated assets as of March 31, 2024 and December 31, 2023 include $5,568,816 and $5,297,816, respectively, of assets of variable interest entities (“VIEs”) that can only be used to settle obligations of the VIEs. These assets include cash of $63,777 and $54,674 as of March 31, 2024 and December 31, 2023, respectively; accounts receivable—trade, net of $15,729 and $13,860 as of March 31, 2024 and December 31, 2023, respectively; accounts receivable—other of $145,886 and $187,607 as of March 31, 2024 and December 31, 2023, respectively; other current assets of $631,951 and $693,772 as of March 31, 2024 and December 31, 2023, respectively; property and equipment, net of $4,615,433 and $4,273,478 as of March 31, 2024 and December 31, 2023, respectively; and other assets of $96,040 and $74,425 as of March 31, 2024 and December 31, 2023, respectively. The consolidated liabilities as of March 31, 2024 and December 31, 2023 include $249,869 and $278,016, respectively, of liabilities of VIEs whose creditors have no recourse to Sunnova Energy International Inc. These liabilities include accounts payable of $156,518 and $197,072 as of March 31, 2024 and December 31, 2023, respectively; accrued expenses of $532 and $157 as of March 31, 2024 and December 31, 2023, respectively; other current liabilities of $11,684 and $7,269 as of March 31, 2024 and December 31, 2023, respectively; and other long-term liabilities of $81,135 and $73,518 as of March 31, 2024 and December 31, 2023, respectively.

SUNNOVA ENERGY INTERNATIONAL INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2024	2023
Revenue	$160,904	$161,696
Operating expense:
Cost of revenue—depreciation	42,156	28,197
Cost of revenue—inventory sales	21,892	51,779
Cost of revenue—other	39,348	19,224
Operations and maintenance	36,945	10,739
General and administrative	117,111	101,261
Other operating income	(12,326)	(723)

Total operating expense, net	245,126	210,477

Operating loss	(84,222)	(48,781)
Interest expense, net	84,601	85,607
Interest income	(35,696)	(24,788)
Other (income) expense	(24)	236

Loss before income tax	(133,103)	(109,836)
Income tax (benefit) expense	(43,028)	510

Net loss	(90,075)	(110,346)
Net loss attributable to redeemable noncontrolling interests and noncontrolling interests	(20,115)	(29,263)

Net loss attributable to stockholders	$(69,960)	$(81,083)

Net loss per share attributable to stockholders—basic and diluted	$(0.57)	$(0.70)
Weighted average common shares outstanding—basic and diluted	122,894,548	115,073,975

SUNNOVA ENERGY INTERNATIONAL INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended March 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(90,075)	$(110,346)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	50,759	32,671
Impairment and loss on disposals, net	21,718	647
Amortization of intangible assets	7,108	7,108
Amortization of deferred financing costs	8,288	5,171
Amortization of debt discount	6,656	3,512
Non-cash effect of equity-based compensation plans	13,587	9,515
Non-cash direct sales revenue	(13,750)	(12,161)
Provision for current expected credit losses and other bad debt expense	1,674	11,858
Unrealized (gain) loss on derivatives	(30,698)	23,616
Unrealized gain on fair value instruments and equity securities	(12,339)	(487)
Other non-cash items	11,065	3,261
Changes in components of operating assets and liabilities:
Accounts receivable	48,507	20,837
Other current assets	(6,585)	(43,060)
Other assets	(52,524)	(80,308)
Accounts payable	16,591	(10,618)
Accrued expenses	(39,083)	(11,588)
Other current liabilities	8,104	(3,470)
Other long-term liabilities	(14,639)	(15,485)

Net cash used in operating activities	(65,636)	(169,327)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(398,768)	(289,296)
Payments for investments and customer notes receivable	(114,044)	(274,362)
Proceeds from customer notes receivable	50,538	36,111
Proceeds from investments in solar receivables	2,259	2,132
Other, net	1,332	1,120

Net cash used in investing activities	(458,683)	(524,295)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	729,499	604,240
Payments of long-term debt	(475,190)	(188,724)
Payments on notes payable	(2,507)	—
Payments of deferred financing costs	(12,625)	(6,832)
Proceeds from issuance of common stock, net	1,884	(1,488)
Contributions from redeemable noncontrolling interests and noncontrolling interests	301,728	174,951
Distributions to redeemable noncontrolling interests and noncontrolling interests	(105,240)	(8,554)
Payments of costs related to redeemable noncontrolling interests and noncontrolling interests	(8,517)	(4,511)
Proceeds from sales of investment tax credits for redeemable noncontrolling interests and noncontrolling interests	88,776	—
Other, net	(370)	(211)

Net cash provided by financing activities	517,438	568,871

Net decrease in cash, cash equivalents and restricted cash	(6,881)	(124,751)
Cash, cash equivalents and restricted cash at beginning of period	494,402	545,574

Cash, cash equivalents and restricted cash at end of period	487,521	420,823
Restricted cash included in other current assets	(28,765)	(52,699)
Restricted cash included in other assets	(227,045)	(157,240)

Cash and cash equivalents at end of period	$231,711	$210,884

Key Financial and Operational Metrics

	Three Months Ended March 31,
	2024	2023
	(in thousands)
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(90,075)	$(110,346)
Interest expense, net	84,601	85,607
Interest income	(35,696)	(24,788)
Income tax (benefit) expense	(43,028)	510
Depreciation expense	50,759	32,671
Amortization expense	7,527	7,338

EBITDA	(25,912)	(9,008)
Non-cash compensation expense	13,587	9,515
ARO accretion expense	1,477	1,081
Non-cash disaster losses	(10)	—
Unrealized gain on fair value instruments and equity securities	(12,339)	(487)
Amortization of payments to dealers for exclusivity and other bonus arrangements	1,974	1,386
Provision for current expected credit (gains) losses	(268)	10,259
Non-cash inventory and other impairments	19,982	—
ITC sales	47,953	—
Other, net	—	1,807

Adjusted EBITDA	$46,444	$14,553

	Three Months Ended March 31,
	2024	2023
	(in thousands)
Interest income	$35,696	$24,788
Principal proceeds from customer notes receivable, net of related revenue	$39,616	$29,098
Proceeds from investments in solar receivables	$2,259	$2,132

	Three Months Ended March 31,
	2024	2023
	(in thousands, except per system data)
Reconciliation of Total Operating Expense, Net to Adjusted Operating Expense:
Total operating expense, net	$245,126	$210,477
Depreciation expense	(50,759)	(32,671)
Amortization expense	(7,527)	(7,338)
Non-cash compensation expense	(13,587)	(9,515)
ARO accretion expense	(1,477)	(1,081)
Non-cash disaster losses	10	—
Amortization of payments to dealers for exclusivity and other bonus arrangements	(1,974)	(1,386)
Provision for current expected credit gains (losses)	268	(10,259)
Non-cash inventory and other impairments	(19,982)	—
Cost of revenue related to direct sales	(18,421)	(7,597)
Cost of revenue related to cash sales	(13,839)	(9,345)
Cost of revenue related to inventory sales	(21,892)	(51,779)
Unrealized gain on fair value instruments	12,315	723
Gain on held-for-sale loans	24	—
Other, net	—	(1,807)

Adjusted operating expense	$108,285	$78,422

Adjusted operating expense per weighted average system	$250	$267

	As of March 31, 2024	As of December 31, 2023
Number of customers	438,500	419,200

	Three Months Ended March 31,
	2024	2023
Weighted average number of systems (excluding loan agreements and cash sales)	259,400	197,500
Weighted average number of systems with loan agreements	160,900	88,700
Weighted average number of systems with cash sales	13,500	7,300

Weighted average number of systems	433,800	293,500

	As of March 31, 2024	As of December 31, 2023
	(in millions)
Estimated gross contracted customer value - PV6	$9,490	$9,097

Key Terms for Our Key Metrics and Non-GAAP Financial Measures

Estimated Gross Contracted Customer Value. Estimated gross contracted customer value as of a specific measurement date represents the sum of the present value of the remaining estimated future net cash flows we expect to receive from existing customers during the initial contract term of our customer agreements, which are typically 25 years in length, plus the present value of future net cash flows we expect to receive from the sale of related solar renewable energy certificates (“SRECs”), either under existing contracts or in future sales, plus the cash flows we expect to receive from energy services programs such as grid services, plus the carrying value of outstanding customer loans on our balance sheet. From these aggregate estimated initial cash flows, we subtract the present value of estimated net cash distributions to redeemable noncontrolling interests and noncontrolling interests and estimated operating, maintenance and administrative expenses associated with the customer agreements. These estimated future cash flows reflect the projected monthly customer payments over the life of our customer agreements and depend on various factors including but not limited to agreement type, contracted rates, expected sun hours and the projected production capacity of the solar equipment installed. For the purpose of calculating this metric, we discount all future cash flows at 6%.

Number of Customers. We define number of customers to include every unique premises on which a Sunnova product or Sunnova-financed product is installed or on which Sunnova is obligated to perform services for a counterparty. We track the total number of customers as an indicator of our historical growth and our rate of growth from period to period.

Weighted Average Number of Systems. We calculate the weighted average number of systems based on the number of months a customer and any additional service obligation related to a solar energy system is in-service during a given measurement period. The weighted average number of systems reflects the number of systems at the beginning of a period, plus the total number of new systems added in the period adjusted by a factor that accounts for the partial period nature of those new systems. For purposes of this calculation, we assume all new systems added during a month were added in the middle of that month. The number of systems for any end of period will exceed the number of customers, as defined above, for that same end of period as we are also including any additional services and/or contracts a customer or third party executed for the additional work for the same residence or business. We track the weighted average system count in order to accurately reflect the contribution of the appropriate number of systems to key financial metrics over the measurement period.

Definitions of Non-GAAP Measures

Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) excluding the impacts of interest expense, income tax (benefit) expense, depreciation and amortization expense, non-cash compensation expense, asset retirement obligation (“ARO”) accretion expense, non-cash disaster losses, losses on unenforceable contracts, losses on extinguishment of long-term debt, unrealized gains and losses on fair value instruments and equity securities, amortization of payments to dealers for exclusivity and other bonus arrangements, provision for current expected credit losses and non-cash inventory and other impairments and including the impacts of investment tax credit (“ITC”) sales.

Adjusted Operating Expense. We define Adjusted Operating Expense as total operating expense less depreciation and amortization expense, non-cash disaster losses, amortization of payments to dealers for exclusivity and other bonus arrangements, cost of revenue related to direct sales, cost of revenue related to cash sales, cost of revenue related to inventory sales, unrealized gains and losses on fair value instruments, gains and losses on held-for-sale loans and excluding the effect of certain non-recurring items we do not consider to be indicative of our ongoing operating performance such as, but not limited to, losses on unenforceable contracts and other non-cash items such as non-cash compensation expense, ARO accretion expense, provision for current expected credit losses and non-cash inventory and other impairments.

Contacts

Investor Contact:

Rodney McMahan

IR@sunnova.com

877-770-5211

Media Contact:

Ryan Bechtold

Ryan.Bechtold@sunnova.com